Exhibit 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement (“First Amendment”) made effective as of May 13, 2010, by and between Premier Exhibitions, Inc., a corporation organized under the laws of the State of Florida and having a place of business at 3340 Peachtree Road NE, Suite 900, Atlanta, Georgia 30326 (“Premier” or “the Company”) and Robert A. Brandon, a resident of the state of New York (“Executive”).
WHEREAS, PREMIER and Executive are parties to an Employment Agreement dated June 9, 2008 (the “Employment Agreement”); and
WHEREAS, PREMIER and Executive desire to modify certain provisions of the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment and the Employment Agreement, the parties hereto agree to modify the provisions as follows:
1.
Section 2(a) shall be amended such that the Executive shall now serve as the Company’s General Counsel and Vice President-Business Affairs, with responsibilities commensurate with those typically performed by an employee serving in that position, and as may be reasonably assigned to the Executive. The Executive shall report to the Company’s President and CEO, and shall perform his duties and consult with outside counsel as is customary and consistent with the Company’s past practices.

2.
Section 3(a) shall be amended such that the Company will pay the Executive an annual base salary of two hundred and forty thousand dollars ($240,000) (the “Base Salary”), effective as of October 23, 2009, and which shall be subject to minimum 4% annual increases.

3.
Section 3(b) shall be amended such that the Executive shall be entitled to receive quarterly, semi-annual or annual bonuses with a target of 25% of the Base Salary based on the Executive’s performance.

4.
In addition to the Restricted Stock already granted to the Executive in Section 3(f) of the Employment Agreement, the Executive will be granted an additional sixty thousand (60,000) shares of the common stock of Company, which shall be restricted (the “Additional Shares”). The Additional Shares shall vest, subject to the Executive’s continued employment with the Company through the applicable vesting date, as follows: one-third on October 23, 2010; one-third on October 23, 2011; and one-third on October 23, 2012. The vesting schedule of the Additional Shares of restricted stock shall not be deemed to modify the Term of the Employment Agreement and vesting of the Additional Shares of stock is subject to continued employment with the Company either through extension of the Term of the Employment Agreement or entry into a new agreement at the end of the Term. However, if Executive is Terminated without Cause, as defined in Section 5(a) of the Employment Agreement then in addition to any Base Salary to which the Executive is entitled through the end of the Term, (i) if Executive is terminated before October 23, 2010, one-third of his Additional Shares of restricted stock shall vest immediately; (ii) if Executive is terminated after October 23, 2010, but before October 23, 2011, the one-third of his Additional Shares that was scheduled to vest on October 23, 2011, shall vest immediately; (iii) if Executive is terminated after October 23, 2011, but before October 23, 2012, the one-third of his Additional Shares that was scheduled to vest on October 23, 2012 shall vest immediately.

The Additional Shares shall be represented by a restricted stock agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of restricted stock to other senior executives of the Company. Nothing herein shall be deemed to in any way modify the terms of the grant or vesting of restricted stock under the original Employment Agreement.

5.	All other provisions and conditions in the Employment Agreement, including the term of the Agreement, will not be revised or modified by this Amendment, and remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PREMIER EXHIBITIONS, INC.		EXECUTIVE

By:	/s/ Christopher Davino	By:	/s/ Robert Brandon

	Chris Davino, President and CEO		Robert A. Brandon

Date:	May 13, 2010	Date:	May 13, 2010